EXHIBIT 10.44

Dated 28 November 2007

(1)	MEDGENICS, INC.

and

(2)	BLOMFIELD CORPORATE FINANCE LIMITED

NOMINATED ADVISER AGREEMENT

Blomfield Corporate Finance Limited
12 Pepper Street London E14 9RP
Tel +44 (0)20 7512 0191 Fax +44 (0)20 7512 0747
Email enquiries@blomfieldcf.com
www.blomfieldcf.com

Authorised and Regulated by the Financial Services Authority UKLA Registered Sponsor Member of the London Stock Exchange AIM Nominated Adviser PLUS Corporate Adviser Registered office 12 Pepper Street London E14 9RP Registered in England no 2910387

THIS AGREEMENT is made the 28 November 2007 and is subject to admission of Medgenics, Inc. common shares to trading on the AIM market of the London Stock Exchange.

BETWEEN:

(1)	MEDGENICS, INC., whose registered office is at 2711 Centreville Road, Suite 400, Wilmington, New Castle, Delaware, USA (the “Company”); and

(2)	BLOMFIELD CORPORATE FINANCE LIMITED, whose registered office is at 12 Pepper Street, London E14 9RP (“BCF”).

INTRODUCTION:

(A)
The Company wishes to appoint BCF to be its nominated adviser for the purposes of the AIM Rules. BCF has agreed to act as nominated adviser and to perform the other obligations and services to, or for, the Company described in this Agreement upon and subject to the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1.	Definitions and Interpretation

The definitions and interpretation provisions set out in the Appendix apply in this Agreement.

2.	Appointment of nominated adviser

2.1
Appointment - The Company confirms the appointment of BCF as nominated adviser to the Company for the purposes of the AIM Rules with effect from the date of Admission to Trading on AIM (“Admission”) and BCF confirms acceptance of such appointment. BCF’s appointment under this Agreement confers on it all powers, authorities and discretions on its behalf which are necessary for, reasonably incidental to, or customary in the provision of, its services and in BCF’s role as nominated adviser to the Company. The Company agrees to ratify and confirm everything which BCF reasonably and lawfully does in that capacity and in the proper exercise of such powers, authorities and discretion.

2.2
Commencement - The appointment of BCF as nominated adviser to the Company shall be for an initial term of one year from the date of Admission and shall be subject to termination in accordance with clause 11.

3.	Nominated adviser services

3.1	Services - BCF’s services as nominated adviser will comprise the following:

3.1.1
Advising - advising and guiding the directors of the Company from time to time and the Company as to their respective responsibilities and obligations so as to enable them to comply, on an ongoing basis, with the AIM Rules;

3.1.2
Providing information - providing to the LSE such information in relation to the Company in such form and within such time limits as the LSE may require in accordance with the AIM Rules or as BCF (acting reasonably) advises the Company it should provide (provided that BCF has been given the requisite information by the directors of the Company or, at their discretion, the Company in accordance with sub-clause 5.2.4);

3.1.3	Assistance - providing such other assistance on such terms as BCF and the Company may agree in writing from time to time; and

3.1.4	Compliance with Regulations - carrying out its obligations under this Agreement in compliance with the relevant provisions of the FSA Rules, the AIM Rules and the FSMA.

3.2
Duties to LSE and Conflict - The responsibilities of BCF in its capacity as nominated adviser are owed solely to the LSE and are set out in the AIM Rules. The Company agrees that if at any time a conflict arises between the duties of BCF to the Company and the duties of BCF (as the nominated adviser of the Company) to the LSE, BCF shall, after reasonable consultation with the Company, be entitled to act so as to fulfil its obligations to the LSE without incurring any liability to the Company arising out of such action.

4.	Fees and Expenses

4.1
Annual fee - In consideration of BCF’s services as nominated adviser under this Agreement the Company shall pay to BCF a fee of £37,500 per annum, (together with VAT, where applicable), which shall accrue on a daily basis from Appointment and shall be payable quarterly in advance, the first such payment of £9,375 (plus VAT) to be made on Appointment.

This fee shall be reviewed on the anniversary of Admission and annually thereafter.

4.2
Expenses - The Company shall reimburse BCF for any out of pocket expenses reasonably incurred in the performance of its services as nominated adviser within 5 Business Days of production of an appropriate VAT invoice.

4.3
Additional Services - The fee referred to in clause 4.1 above shall be exclusive of any additional work carried out by BCF outside the scope of this Agreement (e.g. advice on potential acquisitions and disposals and future fund raisings) for which a separate fee or fees will be agreed between the Company and BCF at the relevant time.

5.	Continuing obligations

5.1	The Company undertakes that whilst BCF is the Company’s nominated adviser it will:-

5.1.1
Disclosure and consultation - disclose to BCF full, complete and accurate details and consult in advance with BCF in respect of any commitment, agreement, arrangement, fact or matter proposed to be entered into or undertaken by any member of the Group which if entered into or undertaken would, in the reasonable opinion of BCF, require the Company to make any statement or announcement to the public whether pursuant to the AIM Rules or otherwise;

5.1.2
Advice - seek advice and guidance from BCF regarding the compliance by the Company with the AIM Rules whenever appropriate and to take such advice and guidance into account and comply on a timely basis with the AIM Rules and any other obligations imposed from time to time by the LSE on companies whose securities have been admitted to trading on AIM. BCF will expect formally to meet the Board to review compliance and other matters at regular intervals;

5.1.3
Co-operation with BCF - execute or use all reasonable endeavours to procure the execution of all such documents and do or procure the doing of all such things and from time to time provide or procure the prompt provision to BCF of all access and information as may reasonably be required by BCF, or be reasonably necessary to comply with the requirements of the LSE for the purposes of or in connection with its role as nominated adviser to the Company and will ensure, so far as practicable, that all information provided is true, complete and not misleading; and

5.1.4
Compliance with relevant regulations - comply with and abide by the AIM Rules, the Act, the City Code on Takeovers and Mergers, the Rules Governing Substantial Acquisitions of Shares published by the Panel on Takeovers and Mergers, the FSMA, the Prospectus Regulations and all other requirements (statutory or otherwise) from time to time in force in relation to British public companies whose securities are traded on AIM or otherwise applicable to the Company and will comply without delay with all reasonable and proper directions given by BCF in its role as the Company’s nominated adviser in order to ensure compliance by the Company with such requirements. In particular, in accordance with Rule 31 of the AIM Rules, the Company must:

(a)	have in place sufficient procedures, resources and controls to enable it to comply with the AIM Rules;

(b)	seek advice from BCF regarding its compliance with the AIM Rules whenever appropriate and take that advice into account;

(c)
provide BCF with any information it reasonably requests or requires in order for BCF to carry out its responsibilities under the AIM Rules for Companies and the AIM Rules for Nominated Advisers, including any proposed changes to the board of directors and provision of draft notifications in advance;

(d)	ensure that each of its directors accepts full responsibility, collectively and individually, for its compliance with the AIM Rules; and

(e)
ensure that each director discloses to the Company without delay all information which the Company needs in order to comply with Rule 17 of the AIM Rules insofar as that information is known to the director or could with reasonable diligence be ascertained by the director.

5.2	The Company undertakes that except as expressly agreed otherwise by BCF:

5.2.1	Statements of intent - it will comply with all statements of intent and undertakings contained in any Prospectus or Circular published by the Company;

5.2.2
Public releases - it will consult with BCF in advance concerning any statement, announcement or document released or made available by the Company to the Company’s shareholders or otherwise to the public which relates to the Company’s results, dividends or prospects, or to any material acquisition, disposal, reorganisation, take-over, management development (including, without limitation, the appointment or removal of directors of the Company, whether executive or non-executive or changes in their share interests and any preliminary announcement of the Company’s annual results or interim results) or any issues of new securities (or cancellation of existing securities) or any other significant matter (similar or not to the foregoing) and which any member of the Group proposes to make or publish and take proper account of the reasonable representations of BCF in determining the content and terms and the timing of the statement, announcement or document and the manner in which it is to be made and the manner of release or despatch of any such statement, announcement or document;

5.2.3
Price sensitive information - it will discuss with BCF in advance any other information which the Company reasonably believes is likely materially to affect the general character or nature of the business of the Group including, without limitation, developments concerning or affecting the financial or trading position or prospects of the Group or may be necessary to be made known to the public in order to enable shareholders and the public to appraise the position of the Group and in order to avoid the establishment of a false market in the Company’s securities;

5.2.4
Documentation - it will forward to BCF proofs in final form of any accounts or of any public statement or document or information which the Company or any member of the Group proposes to make or publish and which relates to any matter falling within clause 6 or otherwise to the holders of the Company’s securities and supply to BCF without delay upon BCF requesting the same all such documentation or information relating to the Group which BCF may reasonably require in its capacity as nominated adviser;

5.2.5
Notices - it will promptly provide to BCF without delay all information which the Company is obliged forward to the LSE including, without limitation, copies of any notices served by the Company under Section 212 of the Act and of any notifications made to it under Section 198 and/or Section 324 of the Act;

5.2.6
Management accounts - it will forward to BCF monthly management accounts of the Company’s affairs within 15 Business Days of the end of the month to which the management accounts relate and the associated board report, board minutes and any other documentation produced to the Board in considering monthly management accounts from the finance director of the Company. All such management accounts shall comprise a consolidated balance sheet of the Company as at the end of the month to which they relate, a consolidated profit and loss account for such month and a cashflow statement for such month;

5.2.7	Corporate governance - it will use all reasonable endeavours to comply at all times with the requirements under the Combined Code, as the same may be amended or replaced from time to time.;

5.2.8
Subsidiaries - it will ensure that each other member of the Group adheres to the provisions of this Agreement in all applicable respects as if each reference in this Agreement to “the Company” contained (where applicable) an additional and separate reference to it;

5.2.9
Accounting information – it will supply BCF with copies of the preliminary announcement of the Company’s annual results and the audited annual accounts of the Company, approved by the directors of the Company and by the auditors from time to time of the Company, within six months of the end of the financial period to which they relate, and with copies of any interim results within three months of the end of the relevant period;

5.2.10
Further information - authorise and direct the Company’s auditors and professional advisers to supply BCF with any information concerning the Company which BCF may from time to time reasonably request in its capacity as nominated adviser;

5.2.11	Broker – it will provide to BCF without delay notification of any change in Broker; and

5.2.12
Breach of AIM Rules – it will inform BCF immediately upon becoming aware of any breach by the Company and/or any director of the Company of the AIM Rules and to request the advice and guidance of BCF in relation to all matters relevant to the Company’s compliance on an ongoing basis with the AIM Rules.

5.3	Without prejudice to the generality of the foregoing, the Company undertakes:

5.3.1	Compliance with directions - to comply with all proper and reasonable directions given by BCF in relation to compliance with the AIM Rules; and

5.3.2
Notice of meetings - to give to BCF advance notice of all meetings of the Board at the same time as such notice is given to the directors of the Company, together with details of the business to be considered at such meetings and copies of all papers distributed to the Board.

5.4
Other financial advisers - For so long as BCF shall be nominated adviser to the Company, the Company shall not appoint any other financial adviser or broker (save for a Broker required under the AIM Rules).

5.5	Directors’ confirmations and undertakings

5.5.1
Confirmation of advice – Each of the Directors confirms to BCF that he has received advice and guidance from the Company’s legal advisers as to the nature of his responsibilities and obligations under the AIM Rules, the Company’s compliance with the AIM Rules on an on-going basis and his status as a director of an AIM quoted company under the AIM Rules.

5.5.2	Each of the Directors undertakes to BCF that (while he continues to be a director of the Company) he will:

(a)
Compliance with undertakings - use all reasonable endeavours, so far as he is able, to procure that the Company complies fully in all respects with each undertaking or other obligation under this Agreement, including but not limited to ensuring compliance with the matters listed in Clause 5 above and the AIM Rules in so far as they relate to dealings in the securities of a company whose securities have been admitted to trading on AIM and in particular Rules 13 and 21 thereof and in default of the Company doing so, will himself (in so far as he is able to do so) comply; and

(b)
Provision of information - provide promptly to BCF all such information which he has or which, on reasonable enquiry, ought to be known to him relating in any way to the Group or the Company as may be reasonably required by BCF for the purpose of BCF complying with any legal or regulatory requirement as the Company’s nominated adviser or otherwise complying with the terms of this Agreement.

5.5.3
Duration of obligations - The obligations of each Director respectively under this Agreement shall continue only for so long as they shall remain a director of the Company. In the event that any person is appointed a director of the Company after the date of this Agreement (New Director), the Company shall procure that any such person enters into a deed of adherence with BCF in a form reasonably acceptable to BCF whereby they agree to observe, perform and be bound by the undertakings and other obligations of the Directors then binding upon the Directors under this Agreement to the intent and effect that such person shall be deemed to be a party to this Agreement as a Director save that any new director shall not be liable for any antecedent breaches by any of them.

6.	Directors’ Dealings and other Directors’ Covenants

6.1	Each of the Directors undertakes to BCF that he will:-

6.1.1
Restrictions on share dealings - in respect of any dealings in any shares in the capital of the Company in which he is interested whilst he is a director, at all times observe the restrictions on dealings in securities of the Company set out in the AIM Rules;

6.1.2
Notification by connected persons - procure that any person who is a connected person in relation to them for the purposes of Section 346 of the Act will notify the Company and BCF as soon as practicable of any information notification of which is required under the AIM Rules;

6.1.3
Accuracy of information - ensure that any information supplied by him or, so far as is reasonably practicable, the Company to BCF, including any expressions of opinion, will be, to the best of his knowledge and belief, true, fair and accurate and will not be misleading and will not omit any material information. If during the course of BCF’s engagement any Director subsequently discovers any thing or matter which renders any such information materially untrue, unfair, inaccurate or misleading, he undertakes to notify BCF immediately.

6.1.4
Combined Code - Each of the Directors and the Company confirms to BCF that it is intended that the Company should comply so far as practicable with the Combined Code and undertakes that if at any time it is intended that the Company should not so comply, then the Directors will consult with BCF (so long as BCF is the Company’s nominated adviser) in relation to such matters.

7.	Reference to advice

The Company undertakes to BCF that neither any advice rendered by BCF nor any communication from BCF in connection with the services performed by BCF pursuant to this Agreement shall be quoted, or referred to, in any public report, document, release or other communication by the Company or by any related party (within the meaning of the AIM Rules) without the prior written consent of BCF, such consent not to be unreasonably withheld or delayed, unless the Company comes under a legal or regulatory obligation to disclose it in which event the Company shall so far as possible consult with BCF as to the nature and extent of the disclosure and shall only make any disclosure to the extent required by law or regulation.

8.	Acknowledgements

8.1
BCF’s duty of care - The parties acknowledge that BCF is acting solely for the Company and no one else and accordingly that BCF will not be responsible to anyone other than the Company for providing the protections afforded to clients of BCF or for providing advice in relation to or in connection with any transactions.

8.2
Legal advice - The Company and each of the Directors acknowledges that BCF is not responsible for providing any legal advice to the Company any director of the Company in respect of any applicable laws and regulations and the Company and each of the Directors undertakes to obtain appropriate legal advice in respect of these matters and to communicate to BCF any such advice as is relevant to the carrying out of BCF’s services under this Agreement (save to the extent that such advice relates to any dispute or potential dispute with BCF).

8.3
Conflicts of interest - The Company acknowledges that, when BCF gives the Company advice or provides other services in accordance with this Agreement, BCF or a Relevant Person or another client may have an interest, relationship or arrangement that is material in relation to the transaction or investment concerned. Where BCF becomes aware that a conflict of interest has arisen or is likely to arise, it will promptly inform the Company in writing, but will be under no obligation to provide details of the conflict other than such general particulars as may be necessary to enable the Company to assess its importance. Thereafter, the parties will in good faith, and as soon as reasonably practicable, consult with a view to resolving a satisfactory method or procedure in view of such conflict.

8.4
Compliance with Rules - The Company acknowledges that all services provided by BCF pursuant to this Agreement are subject to the rules and regulations from time to time of the FSA. In providing its services, BCF is proposing to treat the Company as a “Professional Client” within the meaning of the FSA Rules.

8.5
Failure to make announcements - If the Company fails (in the reasonable opinion of BCF acting in good faith and having regard to the Company’s obligations under this Agreement) to make any announcement, the Company acknowledges that BCF may, having first consulted with the Company, make such announcement on the Company’s behalf instead (but without any obligation for BCF to do so).

8.6
Accuracy of information - Each of the Company and the Directors acknowledges that it shall not be sufficient to provide any information in accordance with this Agreement unless such information is also accurate and not misleading and agrees that BCF will not be responsible for the verification of any such information and shall accept no responsibility for its accuracy.

8.7
Disclosure required by BCF - The Company and each of the Directors acknowledges and accepts that BCF may be required by law or by regulatory agencies and authorities to disclose information and deliver documents relating to the Company and/or the Directors in relation to BCF’s engagements under this Agreement. Each of them expressly authorises any such disclosure or delivery provided that, to the extent allowed, BCF will provide the Company with prompt prior notice of any such obligations to disclose information.

8.8
BCF’s Property - All correspondence and papers in BCF’s possession or control relating to its engagement under this Agreement shall be and remain BCF’s sole property, save for any original documents held to the Company’s order.

8.9
BCF’s Instructions - BCF is entitled to assume that instructions have been properly authorised by the Company if they are given or purported to be given by an individual or person who is or purports to be and is reasonably believed by BCF to be a director or authorised agent of the Company.

9.	Indemnity

9.1
The Company agrees to indemnify and hold harmless each of BCF (for itself and on the basis that it shall enjoy an absolute discretion as to the enforcement of any claim under the terms of this Clause 9.1, as trustee for each and every Relevant Person) and each Relevant Person to the fullest extent permitted by law against all liabilities, demands, losses, claims, actions, damages, proceedings made, brought or threatened against any Relevant Person (whether or not successful, compromised or settled), costs, charges, expenses (including legal fees and expenses reasonably incurred) and any other liabilities of whatsoever nature which any of them may suffer or incur in any jurisdiction directly or indirectly as a result of or arising out of or in connection with:

9.1.1	Performance of services - the performance by BCF or any Relevant Person of its services to the Company pursuant to this Agreement or BCF’s role in acting as nominated adviser;

9.1.2	Approval of press releases - the approval or issue by BCF of any press release or of any FSMA Financial Promotion issued by or on behalf of the Company;

9.1.3
Breach of Agreement - any breach or alleged breach (other than a breach alleged by BCF which is not a proven breach) by the Company or the Directors of any of the other provisions of this Agreement; or

9.1.4	Transactions - any transactions expressly contemplated by this Agreement;

and which does not in any such case arise as a result of the fraud, negligence or wilful default of BCF or any Relevant Person or the result of any contravention by BCF or Relevant Person of the FSMA, or the FSA Rules or The Prospectus Regulations or the result of the breach by BCF of any material provision of this Agreement.

9.2
No claims - No claim shall be made against BCF or a Relevant Person by the Company or the Directors to recover any damage, cost, charge or expense which any of them may suffer or incur by reason of or arising out of any advice or service provided by BCF or any Relevant Person to the Company or the Directors in relation to, or in connection with the performance of BCF’s obligations under this Agreement or otherwise in connection with the appointment under this Agreement or its role as the nominated adviser for the purposes of the AIM Rules, unless and except to the extent that such damages, costs, charges or expenses arise as a result of the fraud, negligence or wilful default of BCF or any Relevant Person or the result of any contravention by BCF or the Relevant Person of the FSMA, the AIM Rules or the FSA Rules or the result of the breach by BCF of any material provision of this Agreement.

10.	Authority

The Company authorises BCF to take all such actions on the Company’s behalf which are reasonably necessary for, or reasonably incidental to, the carrying out of BCF’s responsibilities as the Company’s nominated adviser and the Company agrees, on demand in writing given by BCF to the Company, to ratify and confirm everything which BCF shall reasonably and lawfully do in the exercise of such authority. BCF agrees to keep the Company informed as to any actions which it proposes to take in its capacity as nominated adviser to the Company.

11.	Termination

11.1
Termination - Either the Company or BCF may terminate this Agreement on giving to the other parties 90 business days written notice, but in any event, such notice not to be given prior to first eighteen month period of Appointment.

11.2	BCF may terminate this Agreement forthwith by giving written notice to the Company in any one of the following events or circumstances, namely if:

11.2.1
Failure to pay - the Company does not pay any sum payable under this Agreement within 30 Business Days of the due date having been given not less than 5 Business Days’ prior written notice of any such failure to pay; or

11.2.2
Material breach of agreement - either the Company or any of the Directors commits any breach of any of the other terms and conditions of this Agreement, which breach (if capable of remedy) remains unremedied within 10 Business Days’ service of a notice specifying the breach and requiring it to be remedied; or

11.2.3
Breach of applicable regulations - any director of the Company commits a fraudulent act, or the Company or any director of any member of the Group commits any material breach of the Act, the AIM Rules, the Prospectus Regulations, the FSMA, the FSA Rules or any other laws or regulations to which the Group and/or the Directors are subject from time to time; or

11.2.4
Administration - the Company or any member of the Group becomes insolvent or unable or deemed unable to pay its debts as and when they fall due or is it involved in any administration, receivership, liquidation or insolvency proceedings or makes an arrangement with any of its members or creditors except for the purposes of and followed by reconstruction, amalgamation, reorganisation, merger or consolidation on terms approved by BCF (such approval not to be unreasonably withheld or delayed) before that step is taken; or

11.2.5
Failure to comply with advice - the Company fails to comply with advice given to the Company and/or the Directors by BCF such that, in the reasonable opinion of BCF, such failure could jeopardise or damage the reputation of BCF.

11.3
Notification - The Company shall notify BCF promptly upon becoming aware of the occurrence of a Termination Event or any event or circumstance which may give rise to the occurrence of a Termination Event.

11.4	Upon termination in accordance with sub-clause 11.2:

11.4.1
Rights and obligations - subject to the remainder of this sub-clause 11.4, the rights and obligations of the parties under this Agreement shall (save in respect of clause 9 (Indemnity) and sub-clause 13.4 (Confidentiality) terminate and be of no further effect;

11.4.2
BCF fee - the rights of BCF in respect of its annual fee as referred to in sub-clause 4.1 (Annual Fee), will remain in full force and effect to the extent that the Company shall be obliged to pay BCF its annual fee on a pro rata basis up to the date of termination;

11.4.3	Consultation - BCF shall consult with the Company on its AIM status and the Company shall issue a press announcement in such terms as BCF may reasonably require;

11.4.4	Accrued rights - any rights to which any of the parties to this Agreement may be entitled before such termination shall remain in full force and effect; and

11.4.5
Claims - the termination shall not affect or prejudice any right to damages or other remedy which the terminating party may have in respect of the Termination Event which gave rise to the termination or any other right to damages or other remedy which any party may have in respect of any breach of this Agreement which existed at or before the date of termination.

12.	Withholding and grossing up

12.1
Deductions or withholdings - All sums payable to BCF under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the relevant person shall pay such additional amount as shall be required to ensure that the net amount received by BCF will equal the full amount which would have been received by it had no such deduction or withholding been made.

12.2
Charge to tax - Save in respect of any fees payable to BCF pursuant to clause 4, if the United Kingdom Inland Revenue or any other tax authority brings into charge to tax (or into any computation of income, profit or gains for the purposes of any charge to tax) any sum payable to BCF under this Agreement, then the person liable to make such payment shall pay such additional amount as shall be required to ensure that after deduction of the tax so chargeable there remains a sum equal to the amount that would otherwise be payable to BCF under this Agreement (additional payments being made on demand of BCF).

13.	General

13.1	Entire Agreement - Subject as provided in Clause 13.5 below, this Agreement sets out the entire agreement and understanding between the parties in respect of the subject matter of this Agreement.

13.2
Assignment - Rights arising from or in connection with this Agreement may not be assigned, save that BCF may assign the benefit of this Agreement to any holding company or subsidiary of BCF (both terms as defined in section 736 of the Act) or any subsidiary of such holding company. This Agreement shall be binding upon and endure for the benefit of the respective personal representatives, heirs, successors and assigns of the parties.

13.3	Variation - No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

13.4	Confidentiality:

13.4.1
Confidential information - Except as referred to in sub-clause 13.4.2, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to the provisions or subject matter of this Agreement, to any other party to this Agreement or the negotiations relating to this Agreement.

13.4.2	Disclosure permitted - Any party may disclose information which would otherwise be confidential if and to the extent:

(a)	it is required to do so by law or any securities exchange or regulatory or governmental body to which it is subject wherever situated;

(b)	it considers it necessary to disclose the information to its professional advisers, solicitors, auditors and bankers provided that it does so on a confidential basis;

(c)	the information has come into the public domain through no fault of that party; or

(d)	each party to whom it relates has given its consent in writing.

13.5
Default interest - If any party defaults in the payment when due of any sum payable under this Agreement (whether payable by agreement or by an order of a court or otherwise), the liability of that party shall be increased to include interest on that sum from the date when such payment was due until the date of actual payment at a rate per annum of 3 per cent. above the base rate from time to time of Barclays Bank plc. Such interest shall accrue from day to day and shall be compounded annually.

13.6	Notices

13.6.1
Notices in writing - Any notice to be given under this Agreement shall be in writing (unless otherwise stated) for the attention of the person stated below and served personally or sent by pre-paid registered mail to the respective address stated at the beginning of this Agreement or by facsimile as set out below, or as the party required to receive such notice may otherwise from time to time notify to the other party giving the notice:

	the Company/any Director	BCF
Facsimile:	+972 4 988 2270	020 7512 0747

Attn:	Andy Pearlman	Alan MacKenzie
Attn:		Ian Fenn

The BCF qualified staff listed above shall be the Company’s primary corporate finance contacts, at least one of whom is a “Qualified Executive” (as defined by the AIM Rules). The staff allocated to the Company may change from time to time.

13.6.2	Service - Any such written notice shall be deemed to have been served:

(a)	if delivered, at the time of delivery;

(b)	if posted, at 10.00 a.m. on the second Business Day after it was put into the post; and

(c)	if sent by facsimile, at the time of effective transmission.

13.6.3
Proving service - In proving such service by post it shall be sufficient to prove that the letter containing the notice was properly addressed and delivered or put into the post as a pre-paid registered letter. In proving effective transmission by facsimile it shall be sufficient to prove that the entire facsimile containing such notice was sent to the appropriate number and an answerback was received at the end of the transmission in respect of the number of pages comprised in the notice.

13.7
Severable Provisions - Each of the provisions of this Agreement is severable and distinct from the others and the invalidity, illegality or unenforceability of any one or more of the provisions of this Agreement shall not affect the continuation in force of the remaining provisions of this Agreement.

13.8
Indulgence - No neglect, indulgence, failure to exercise or delay of any party in exercising any right or remedy under this Agreement shall constitute a waiver of such right or remedy and no single or partial exercise of any right or remedy under this Agreement shall preclude or restrict any other or future exercise of such right or remedy or the exercise of any other right or remedy. The rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

13.9
Waiver - Any waiver must be in writing and may be given subject to any condition thought fit by the grantor. Any waiver shall be effective only in the instance and for the purpose for which it is given.

13.10
Indemnities - The indemnities set out in this Agreement shall be in addition to and not be construed to limit, affect or prejudice any other right or remedy available to BCF or any Relevant Person and any such indemnities shall be enforceable by it only to the extent that such enforcement is not prohibited by any law or regulation to which the Company is subject.

13.11	Third Party Rights - No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement other than a Relevant Person.

13.12
Counterparts - This Agreement may be executed in any number of counterparts and all the counterparts when taken together will constitute one agreement. Each party may enter into this Agreement by executing a counterpart.

13.13
Governing law and jurisdiction - This Agreement shall be governed by and construed in accordance with English Law. Each of the parties irrevocably submits for all purposes in connection with this Agreement to the exclusive jurisdiction of the courts of England.

Executed by the parties on the date specified at the beginning of this Agreement.

APPENDIX - Definitions and Interpretation

1.	Definitions

The following definitions apply in this Agreement:

Act	means the Companies Act 1985;

AIM	means the, a AIM Market of the LSE;

AIM Rules	means the LSE’s rules relating to AIM as amended from time to time;

Appointment	the appointment of BCF as nominated adviser as of the date of this Agreement;

Board	means the board of directors of the Company from time to time;

Broker	means the broker (as defined by the AIM Rules) appointed by the Company from time to time;

Business Day	means any day which is not a Saturday or Sunday or a bank or other public holiday in England;

Combined Code	The principles of Good Governance and Code of Best Practice prepared by the committee on Corporate Governance published in June 1998 and renewed in July 2003;

Directors	means the Existing Directors and any New Director;

FSMA	means the Financial Services and Markets Act 2000;

FSMA Financial Promotion	means any communication to which section 21(1) of FSMA applies or would (but for an exemption pursuant to section 21(2) or section 21(5) of FSMA) apply;

FSA	means Financial Services Authority Limited;

FSA Rules	means the rules and regulations from time to time of the FSA or any successor body including the applicable rules of the UK Financial Services Authority’s “Conduct of Business Sourcebook”;

Group	means the group of which the Company and its subsidiary undertakings are members;

LSE	means London Stock Exchange plc;

Nominated Adviser	means the nominated adviser to the Company for the purposes of the AIM Rules;

New Director	shall have the meaning in clause 5.5.3;

Ordinary Shares	means fully paid ordinary shares of $0.0001 each in the capital of the Company;

Relevant Person
means any person being (i) BCF, (ii) an undertaking which is a subsidiary undertaking of BCF, (iii) a parent undertaking of either of BCF or (other than BCF) a subsidiary undertaking of any such parent undertaking, or (iv) a director, officer or employee of any such person;

Prospectus Regulations	The Prospectus Regulations 2005 issued under Part VI of FSMA

Termination Event
means one of the events or circumstances mentioned in sub-clause 11.2 or any event or circumstance which, with the giving of notice, or lapse of any period of time, or any determination of materiality, or the fulfilment of any other requirement might become one of the events or circumstances mentioned in that sub-clause.

2.	Interpretation

2.1	In this Agreement, including this Appendix:

2.1.1	headings are for convenience only and do not affect the construction of this Agreement;

2.1.2
references to any statute or any statutory provisions shall be construed first as a reference to such statute or statutory provision as in force at the date of this Agreement and as respectively re-enacted or consolidated and second as a reference to any statute or statutory provision of which such statute or statutory provision is a re-enactment or consolidation;

2.1.3
any obligations arising from undertakings made or given under the provisions of this Agreement which are incurred, made or given by two or more persons shall, unless otherwise specified, be joint and several;

2.1.4
references to this Agreement or any other document shall, where appropriate, be construed as references to this Agreement or such other document as varied, supplemented, novated and/or replaced in any manner from time to time;

2.1.5	references to Clauses are to the clauses of this Agreement and the Appendix to this Agreement, unless otherwise stated; and

2.1.6
words denoting the singular include the plural and vice versa, words importing gender include all genders and words denoting persons only include corporations, unincorporated associations and partnerships.

If the above correctly sets out the agreement between us, please sign, date and return the enclosed copy, whereupon it will constitute a binding agreement between us.

Yours faithfully
for and on behalf of
BLOMFIELD CORPORATE FINANCE LIMITED

/s/ Alan MacKenzie
Alan MacKenzie
Chief Executive Officer

Signed by for and on behalf of
MEDGENICS, INC.
and the Directors

/s/ Andrew Pearlman
Andrew Pearlman
President and CEO